Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Sanchez Energy Corporation.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2011.

2. This Amended and Restated Certificate of Incorporation (“Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4. The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Sanchez Energy Corporation (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, postal code 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of capital stock that the Corporation is authorized to issue is 165,000,000 shares, divided into two classes consisting of (a) 150,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 15,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number, Election and Term.

(a) The precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

(b) Subject to Section 5.4, until the first date on which Sanchez Energy Partners I, LP, a Delaware limited partnership (“SEP I”), Sanchez Oil & Gas Corporation, a Delaware corporation (“SOG”), and their affiliates (other than the Corporation and its subsidiaries) (each a “Specified Party” and collectively, the “Specified Parties”) cease to beneficially own, in the aggregate, shares representing 50% or more of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Trigger Date”), a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. For the purposes of this Section 5.1 and Article IX, “affiliate” means, when used with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity. For the purposes of this definition the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person or entity, and includes, without limitation, (i) the general partner of SEP I (the “General Partner”), (ii) any director or officer of (A) the General Partner or (B) SOG or (iii) any person or entity that the Board reasonably and in good faith concludes is an affiliate of SEP I or SOG (such conclusion to be conclusive for the purposes of this Section 5.1 and Article IX).

On and after the Trigger Date, the Board, other than those directors who may be elected by the holders of any series of preferred stock pursuant to Section 5.4, shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the Trigger Date, the term of office of the second class to expire at the second annual meeting of stockholders following the Trigger Date and the term of office of the third class to expire at the third annual meeting of stockholders following the Trigger Date, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders of any series of Preferred Stock, to such classes at the time such classification becomes effective. At each annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors need not be by written ballot.

Section 5.2 Newly Created Directorships and Vacancies.

Subject to Section 5.4, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3 Removal.

Subject to Section 5.4, until the Trigger Date, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that on or after the Trigger Date, any or all of the directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.4 Preferred Stock – Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

ARTICLE VI

MEETINGS OF STOCKHOLDERS

Section 6.1 Action by Written Consent.

Until the Trigger Date, any action required or permitted to be taken by stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business, or the officer or agent of the Corporation having custody of the book in which proceedings of stockholders are recorded; provided, however, that on or after the Trigger Date, except as may be approved by the Board in advance of the taking of such action by means of a written consent of the stockholders or as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly held meeting of stockholders and may not be effected by written consent in lieu of a meeting by such stockholders.

Section 6.2 Special Meetings.

On or after the Trigger Date, except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board pursuant to a resolution adopted by the Board, and, effective on or after the Trigger Date, the ability of the stockholders to call a special meeting is specifically denied; provided, however, at any time prior to the Trigger Date, special meetings of the stockholders of the Corporation shall be called by the Corporation at the request of the holders of not less than a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. The person(s) authorized to call special meetings may fix the time and place, if any, of the special meeting.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the By-laws of the Corporation or the DGCL; all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate; provided, however, that on or after the Trigger Date, the affirmative vote of the holders of at least 75% in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of Article V, Article VI, Article VII, this Article VIII, or Article IX.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section 9.1 Purpose.

This Article IX contemplates that (i) certain of the Specified Parties are and may continue to be or become majority or significant stockholders of the Corporation, (ii) that certain officers and/or directors of the Specified Parties may also serve as officers and/or directors of the Corporation, (iii) that certain officers and/or directors of the Corporation may also serve as officers and/or directors of the Specified Parties, (iv) that the Corporation and the Specified Parties may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities and (v) benefits may be derived by the Corporation through its continued contractual, corporate and business relations with the Specified Parties. The provisions of this Article IX shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation as they may involve the Specified Parties, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. For purposes of this Article IX only, the term “Corporation” shall mean the Corporation and all of its subsidiaries.

Section 9.2 Right to Engage in Business Opportunities.

Except as may be otherwise provided in a written agreement between the Corporation and the Specified Parties, to the fullest extent permitted by law, the Specified Parties shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a “Business Opportunity”) in which the Specified Parties engage or seek to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity, even if the Business Opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and, except to the extent required by Section 9.3, each such Specified Party shall have no duty to communicate or offer such Business Opportunity to the Corporation. To the fullest extent permitted by law, the Specified Parties (provided that any Specified Party who is also a director or officer of the Corporation has acted in a manner consistent with the provisions set forth in Section 9.3 below, to the extent it is applicable) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders, as a director, officer, controlling stockholder or otherwise, by reason of the Specified Parties exercising their right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such Specified Parties participation in any such activities or lines of business. The Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any Business Opportunity that may be a corporate opportunity of the Specified Parties and the Corporation except as provided in the proviso of Section 9.3 below.

Section 9.3 No Duty of the Specified Parties to Communicate Business Opportunities.

To the fullest extent permitted by law, if the Specified Parties acquire knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and any of the Specified Parties, then such Specified Party or Specified Parties shall have no duty to communicate or offer such Business Opportunity, or information regarding such Business Opportunity, to the Corporation and shall be permitted to pursue or acquire such Business Opportunity for themselves or communicate or offer such Business Opportunity to other Specified Parties or any of the Specified Parties’ affiliates (except as set forth in the proviso below) and as a result of any such actions, shall not, to the fullest extent permitted by law, be deemed to have (i) breached or acted in a manner inconsistent with or opposed to any of their duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity; or (ii) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders; provided, however, with respect to each of (i) and (ii) above, a Business Opportunity offered to any Specified Party who is also a director or officer of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

Section 9.4 Termination.

The provisions of this Article IX shall automatically terminate, expire and have no further force and effect from and after the later of (i) the Trigger Date and (ii) the date that no Specified Party is a director or officer of the Corporation. From and after such date, any activities relating to corporate opportunities contemplated in this Article IX shall be governed by the laws of the State of Delaware. No addition to, alteration of or termination of this Article IX or any other provision of this Certificate shall eliminate or impair the effect of this Article IX on any act, omission, right or liability that occurred prior thereto.

Section 9.5 Miscellaneous.

(a) If any provision or provisions of this Article IX is held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

(b) This Article IX shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate, the By-laws of the Corporation, any agreement between the Corporation and such officer or director or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

IN WITNESS WHEREOF, Sanchez Energy Corporation has caused this Certificate to be duly executed in its name and on its behalf by its duly authorized officer this 13th day of December, 2011.

Sanchez Energy Corporation

By:	/s/ Michael G. Long
Name:	Michael G. Long
Title:	Secretary

Signature Page to Amended and Restated Certificate of Incorporation